Exhibit 21

Subsidiaries

State or Other Jurisdiction of Incorporation
Cooperative Bank	North Carolina
Lumina Mortgage Company (1)	North Carolina
Cooperative Bankshares Capital Trust I	Delaware

(1)	Wholly owned subsidiary of Cooperative Bank